Exhibit 99.1

“Horizon Lines, Inc. Increases 2006 Earnings Guidance”

CHARLOTTE, N.C., (October 18, 2006) Horizon Lines, Inc. (NYSE:HRZ) reported today it is increasing its earnings guidance for the third quarter and full year 2006. The earnings guidance increase results solely from the Company’s election to adopt the tonnage tax in lieu of the regular federal corporate income tax. Any other change to 2006 guidance resulting from normal business operations will be provided on the third quarter 2006 earnings release call to be conducted on October 30th at 11:00 am Eastern Time.

On October 22, 2004, the President signed into law the American Jobs Creation Act of 2004 (the “Act”). The Act instituted an elective tonnage tax regime whereby a corporation may elect to pay a tonnage tax based upon the net tonnage of its qualifying vessels that operate in the U.S. foreign trade rather than the regular U.S. corporate income tax on the taxable income from such vessels. A qualifying vessel is a U.S.-flag vessel that is at least 10,000 deadweight tons. The term U.S. foreign trade is defined as transportation between a U.S. location and a foreign location or between foreign locations.

Horizon Lines has elected to apply the tonnage tax effective with the filing of its 2005 tax return during the third quarter of 2006, and for the 2006 and future tax years. The cumulative impact of this election on the third quarter and nine months 2006 is a reduction in income tax expense of approximately $39.4 million and an increase in earnings per share of $1.17. The projected 2006 full year impact of the tonnage tax election is a reduction of income tax expense of approximately $42.6 million and an increase in earnings per share of $1.28.

Horizon Lines’ previous earnings guidance for earnings per share was $.40-$.42 for the third quarter and $.85-$.90 for the full year 2006. Earnings per share guidance is being increased for the third quarter to $1.57-$1.59 to include the tonnage tax election. Earnings per share guidance for 2006 is being increased to $2.13-$2.18 to include the tonnage tax election.

Horizon Lines will conduct a conference call and webcast this Thursday, October 19, 2006 at 10:00 Eastern Time, to further discuss this increase in earnings guidance and the tonnage tax election. Those interested in participating in the call may do so by dialing 1-866-250-2351 and asking for the Horizon Lines Call. A hardcopy of the presentation materials may be printed from the Horizon Lines website, www.horizonlines.com, shortly before the start of the call.

Alternatively, a live audio webcast of the call may be accessed at www.horizonlines.com. In order to access the live audio webcast, please allow at least 15 minutes before the start of the call to visit Horizon Lines’ website and download and install any necessary audio/video software for the webcast.

A replay of the conference call will be accessible by dialing 1-800-405-2236 (passcode:11074282), beginning approximately two hours after the call ends, through October 26, 2006. In addition, an archive of the webcast will be accessible at Horizon Lines’ website, beginning approximately two hours after the call ends, through November 2, 2006.

About Horizon Lines

Based in Charlotte, NC, Horizon Lines, Inc. is the nation’s leading Jones Act container shipping and integrated logistics company, operating 16 U.S.- flag vessels on routes linking the continental United States with Alaska, Hawaii, Guam, and Puerto Rico. Horizon Lines, Inc. also owns Horizon Services Group, an organization with a diversified offering of cargo management and tracking services being marketed to shippers, carriers, and other supply chain participants.

This press release includes “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.

All forward-looking statements involve risk and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Factors that may cause actual results to differ from expected results include: our substantial debt; restrictive covenants under our debt agreements; decreases in shipping volumes; our failure to renew our commercial agreements with Maersk; raising fuel prices; labor interruptions or strikes; job related claims, liability under multi-employer pension plans; compliance with safety and environmental protection and other governmental requirements; new statutory and regulatory directives in the United States addressing homeland security concerns; the successful start-up of any Jones-Act competitor; delayed delivery or non-delivery of one or more of our five new vessels; increased inspection procedures and tight import and export controls; restrictions on foreign ownership of our vessels; repeal or substantial amendment of the Jones Act; escalation of insurance costs, catastrophic losses and other liabilities; the arrest of our vessels by maritime claimants; severe weather and natural disasters; our inability to exercise our purchase options for our chartered vessels; the aging of our vessels; unexpected substantial drydocking costs for our vessels; the loss of our key management personnel; actions by our significant stockholders; changes in tax laws, an adverse tax audit and other tax matters; and legal or other proceedings to which we are or may become subject.

In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Media Contact: Michael Avara of Horizon Lines, Inc., 704-973-7000, mavara@horizonlines.com